Exhibit 10.8

March 29, 2019

Jay R. Venkatesan, MD
[***]
[***]

Dear Jay,

This letter amends and restates in its entirety the terms of you employment as Chief Executive Officer of Angion Biomedica, Inc. (“Angion” or “Company”) and supersedes that certain letter agreement dated April 30, 2018 between you and the Company (the “Original Agreement”).  As CEO you will be based in San Francisco, California and report to the Board of Directors.  Your official hire date was May 1, 2018.  This offer includes the following:

1.              For the period May 1, 2018 through March 30, 2019, you accrued $275,000 of base compensation.  In full satisfaction of this accrual, the Company hereby issues to you 29,193 shares of Common Stock having a value of $9.42 per share and will pay to you $2.00.  Beginning on April 1, 2019, you will receive a base salary of $300,000 per annum, payable in semi-monthly installments, by direct deposit, on the 15th and the last banking day of each month.

2.              You acknowledge that, in lieu of receiving shares of restricted common stock equal to 8.00% of the fully-diluted shares of the Company as contemplated by the Original Agreement, the Company granted to Alpine Bio Ventures, LP, your designee, options to purchase representing 600,581 shares of Common Stock at an exercise price of $9.16 per share (the “Initial Option Grant”).  In addition, the Company agrees to grant to you or your designee an additional number of options to purchase shares of the Company’s Common Stock equal to 3.5% of the Company’s fully diluted capitalization (the “New Option Grant”).  The options shall be granted at such time as the Company either amends its existing Equity Incentive Plan to increase the number of shares available for grant or adopts a new Equity Incentive Plan.  The Company will use commercially reasonable efforts to adopt either a new Equity Incentive Plan or amend its existing Plan within 90 days of this letter.  The exercise price will be the fair market value of the Company’s Common Stock on the date of grant.  At your sole discretion, such options may be recorded in either your personal name or in the account of Alpine Bio Ventures, LP.

a.              Vesting:  As the options you originally received were in lieu of a grant of restricted stock that was not subject to expiry/exercise restrictions, the options covered by the Initial Option Grant are fully vested and have exercise and expiration features as previously described (not subject to short-term exercise following termination of your employment).  Options granted pursuant to the New Option Grant Such shares shall vest and become exercisable in the same manner as all other options granted to other senior management employees of the Company with full acceleration in the event of a change of control of the Company or termination without Cause (as defined below).  If a new CEO is hired with your support or as a condition of subsequent investment in the Company prior to 100% vesting of your New Option Grant, vesting shall cease on the date of your termination and vesting will be pro-rated to the date of termination.

3.              You and your family are eligible to participate in Angion’s insured medical, dental, and vision benefits beginning on the first of the month following your hire date.  As an employee, you will also be covered under Angion’s term life, term accidental death and dismemberment insurance, and short and long term disability plans, to the extent that such plans exist.  You will be entitled to observe all Angion-observed holidays as well as 3 additional personal days during the calendar year, in addition to accruing six weeks of paid vacation each year.

4.              Recognizing that you have other obligations, including responsibilities to Alpine BioVentures and its portfolio companies, your time commitment to Angion shall be determined by you using your reasonable business judgment, but will in no event be less than 30 hours per week (averaged over any given month).

5.              Cause:  For purposes of this Agreement, “Cause” shall mean:

i.                  your failure to perform substantially your duties for the Company (other than any such failure resulting from incapacity due to physical or mental illness), any material breach of this Agreement or any material failure to company with the Company’s written supervisory procedures as the same may be modified from time to time in order to comply with any applicable law, regulation, or other requirements, and which such failure could have a material adverse effect on the Company and which written supervisory procedures are provided to you reasonably prior to their effectiveness.  The Company will not terminate you for Cause until a written demand for substantial performance is delivered to you by the Company which identifies the manner in which the Company believes you have not substantially performed your Services, breached this Agreement or have failed to comply with such written supervisory procedures; provided however, that if the failure so identified is curable and creates no material compliance or legal risk to the Company, you shall have the opportunity to cure such failure within thirty (30) days from such written demand, provided that you shall have an additional thirty (30) days to effect such cure if you are then responding to such demand in good faith and such additional time is required to complete such cure;

ii.               your conviction of any felony charge, or conviction of any misdemeanor that would give rise to a statutory disqualification under securities laws, rules or regulations (whether or not at the time you are licensed), or of any act of moral turpitude likely to materially impact the reputation and/or business of the Company.

You hereby certify that you have not been debarred and are not subject to debarment under Section 306 of the United States Fond, Drug and Cosmetic Act (21 USC 355a) or comparable provision of any other applicable law.

This position will be an at-will relationship.  That means that either the Company or you can terminate the employment relationship at any time, for any reason not expressly prohibited by law.

Please indicate your acceptance of the terms of your employment by signing below and returning this signed offer letter to me no later than March 31, 2018.  You may return the letter by sending a signed PDF version of this letter to me at [***] or to Elisha Goldberg at [***].

Jay, we thank you for everything you have done for Angion to date and look forward continuing to significantly contribute to the success of our company.

Sincerely,

Angion Biomedica Corp.

By:	/s/ Itzhak Goldberg
Itzhak Goldberg
Executive Chairman and Chief Science Officer

I have read and accept the terms and conditions of employment as outline above.

/s/ Jay Venkatesan	3/29/2018
Jay R. Venkatesan, MD	Date